Exhibit 10.5

SCHEDULE I

DIRECTOR COMPENSATION SCHEDULE

August 2, 2018

The following shall remain in effect until changed by the Board:

Base Cash Retainer
All Independent Directors (other than a member of the Audit Committee)	$50,000
Members of the Audit Committee	$56,000
Annual Stock Retainer (FMV)(1)
All Independent Directors	$70,000
Supplemental Cash Retainers(2)
Non-Executive Chair	$50,000
Audit Committee Chair	$12,500
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$10,000
Finance and Investment Committee Chair	$10,000

Independent Directors will not receive any fees for attendance at meetings of the Board of Directors or committees thereof.

(1) Effective for the service year ending at the 2019 annual meeting.

(2) Effective August 2, 2018